Exhibit 15(ii) under Form N-1A
                                          Exhibit 1 under Item 601/Reg. S-K


                                 EXHIBIT C
                                  to the
                                   Plan

                           FIRST PRIORITY FUNDS

                     FIRST PRIORITY EQUITY INCOME FUND
                       FIRST PRIORITY BALANCED FUND

     This Plan is adopted by First Priority Funds with respect to the Shares of the portfolios of the Trust set forth above.

     In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at an annual rate of 0.30 of 1% of the average aggregate net asset value of the First Priority Equity Income Fund and First Priority Balanced Fund held during the month.

     Witness the due execution hereof this 1st day of December, 1994.


FIRST PRIORITY FUNDS
By:  /s/ Edward C. Gonzales
President